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EXHIBIT 99.1

News Release	LOGO
Trish Scorpio
Ceridian Corporation
612/853-4717

Ceridian Meets Third Quarter Earnings Expectations
Arbitron Spin and Human Resources Recovery Are on Track
—Earnings Outlook for 2000 Unchanged—

Third Quarter Highlights:

  •
  EPS was $.23

  •
  Cash EPS was $.31

  •
  Human Resources:

  •
  Retention continues above plan

  •
  Customer satisfaction up sharply

  •
  HR orders up over prior year 3Q

  •
  HR Q3 revenue $204 million

  •
  HR full year revenue guidance now $865 million—$870 million

  •
  Comdata:

  •
  Phone resale business sold effective 7/1/00

  •
  Local fueling signs major accounts

    MINNEAPOLIS, October 17, 2000—Ceridian Corporation (NYSE: CEN) met expectations by announcing diluted earnings per share of $.23 and cash earnings per share of $.31 for the third quarter 2000. Third quarter revenues of $204.3 million for its Human Resources business segment were lower than expected. Ceridian expects full year 2000 revenues for its Human Resources business segment to be in the range of $865 million to $870 million.

    "We continue to be encouraged by the progress being made in this transition year," said Ronald L. Turner, chairman, president and chief executive officer of Ceridian. "We are confident that the initiatives we have undertaken to rebuild our U.S. payroll business are starting to pay off, and we have been able to effectively manage our expenses. Customer satisfaction showed a tremendous improvement this quarter, and customer retention for the quarter again exceeded our expectations. Market conditions remain strong, and customer and prospect response to the recently released Source 500 (Version 7.0) product is positive. Even though top line revenues are less than we had hoped, we are on track with all initiatives announced earlier this year, and we expect to meet our earnings expectations for the year.

    "The spin-off transaction splitting Ceridian Corporation and Arbitron into two independent, publicly-traded companies is progressing according to plan and is expected to be completed by the end of the year," added Turner. "After the transaction, Ceridian will be comprised of its Human Resources businesses and the Comdata business. As a result, effective for the third quarter 2000 reporting, Ceridian is presenting Arbitron as a discontinued operation in our financial reports."

    Third quarter 2000 net earnings amounted to $33.9 million, or $.23 per diluted share of common stock, compared to third quarter 1999 net earnings of $34.9 million, or $.24 per diluted common share. Cash earnings per share (which excludes acquisition amortization) for the current quarter were $.31 compared to $.30 for the same quarter in 1999.

    Net earnings for the first nine months of 2000 (excluding the first quarter special charges) were $101.6 million, or $.69 per diluted share, compared to $112.4 million, or $.76 per diluted share for the comparable 1999 period. Cash earnings per share (which excludes acquisition amortization and the first quarter special charges) for the 2000 year-to-date period were $.93 compared to $.91 for the comparable 1999 period.

    On a pro forma basis without the first quarter special charges and after effecting the spin-off financing and an increased effective tax rate as of January 1, 2000, earnings from continuing operations would be $21.9 million, or $.15 per diluted share, for third quarter 2000, and $67.9 million, or $.46 per diluted share, for the nine months ended September 30, 2000.

    During the quarter, Ceridian also continued to expand the overall distribution of its Internet-based payroll product, Powerpay.com, with the announcement of important distribution arrangements with Chase Manhattan Bank and The Principal Financial Group.

    Comdata had a strong third quarter, with margins exceeding 29 percent. Comdata sold its phone resale business effective July 1, 2000, which reduced its revenues on a comparable basis. During the third quarter, Comdata continued to expand its presence in the local fueling market. Notable new customers for Comdata's local fleet include Frito-Lay and SYSCO Corporation.

    During the quarter, Ceridian announced that Arbitron will realign its organization, effective January 1, 2001, to focus on three key business areas: U.S. media services, portable people meters and Webcast ratings. This action will further strengthen the management team by establishing three operating groups within Arbitron, each reporting to Stephen Morris, who will become Arbitron's chief executive officer upon completion of the spin transaction.

    Arbitron's first U.S. field test of its portable people meter (PPM) is proceeding according to plan. The initial deployment of 300 meters is planned to take place beginning late in the fourth quarter of 2000 in the Wilmington, Delaware radio metro which is part of the larger Philadelphia area. Late in 2001, Arbitron plans to begin to increase the sample to cover the full Philadelphia market. Nielsen Media Research is providing financial and technical support and its television research experience for the test, and has the option to join Arbitron in the future commercial deployment of the PPM in the U.S.

    Arbitron's efforts to measure the audiences of audio and video content on the Internet are also continuing as planned. Arbitron is expected to begin marketing the Arbitron Webcast Ratings service (formerly called InfoStream) during the first quarter of 2001.

    Ceridian Corporation (www.ceridian.com) is a leading information services company that serves the human resources, transportation and media information markets. Ceridian's human resource business offers HR/benefits solutions that help organizations maximize their investment in people. Its Comdata business is a provider of transaction processing and information services to the transportation and other industries, and its media services business, Arbitron, is a research company serving the media industry.

    NOTE:  Investors are invited to listen to Ceridian Corporation's third quarter earnings conference live via the Internet at 10 a.m. (EDT) on Tuesday, October 17, 2000. The Webcast can be accessed through the Investor Relations section of Ceridian's Website at www.ceridian.com, or directly at: http://www.ceridian.com/invest audio.asp. An audio replay of the conference call will be available at the above Internet address until January, 2001.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this report that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or "plans," or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences include, among others:

  •
  Ceridian may be unable to consummate the spin-off transaction for any reason, including failure to obtain adequate assurances as to favorable tax treatment or inability to establish new capital structures;

  •
  Consummation of the spin-off transaction and realization of the anticipated results could take longer than expected;

  •
  Credit and other sources of funding necessary for the consummation of the spin-off transaction may be less available than expected;

  •
  Implementation difficulties and market factors could alter the proposed strategies and goals of each of the companies;

  •
  Each of the companies could face difficulties in locating and/or achieving anticipated consolidation, growth, expansion and new business initiatives and opportunities;

  •
  The combined post-spin-off value of "new" Ceridian and Arbitron may not equal or exceeed the pre-spin-off value of Ceridian shares;

  •
  The timing and occurrence (or non-occurrence) of events which may be subject to circumstances beyond the control of Ceridian may adversely affect the spin-off transaction; and

  •
  Ceridian may have difficulty managing costs relative to reduced HRS revenue expectations for 2000.

    Additional important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian's filings with the Securities and Exchange Commission, including those factors discussed on pages 15 through 18 of Ceridian's 1999 Annual Report to Stockholders, which is incorporated by reference into Item 7 of Ceridian's Annual Report on Form 10-K for the year ended December 31, 1999, which discussion is also incorporated herein by reference.

    Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

Schedule A

Ceridian Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share data)

(Unaudited)

	For Periods Ended September 30,
	Current Quarter		Year to Date
	2000	1999	2000	1999
Revenue	$279.3	$283.0	$872.0	$822.5
Costs and Expenses
Cost of revenue	135.4	140.5	424.8	399.5
Selling, general and administrative	84.4	82.6	267.9	244.1
Research and development	15.8	14.2	46.1	45.3
Other expense (income)	0.8	(1.6)	32.2	(1.8)
Total costs and expenses	236.4	235.7	771.0	687.1
Earnings before interest and taxes	42.9	47.3	101.0	135.4
Interest income	1.0	1.6	2.8	5.3
Interest expense	(10.4)	(10.5)	(29.9)	(14.6)
Earnings before income taxes	33.5	38.4	73.9	126.1
Income tax provision	13.3	15.2	28.7	47.1
Earnings from continuing operations	20.2	23.2	45.2	79.0
Discontinued operations	13.7	11.7	37.7	33.4
Net earnings	$33.9	$34.9	$82.9	$112.4
Basic earnings per share
Continuing operations	$0.14	$0.16	$0.31	$0.55
Net earnings	$0.23	$0.24	$0.57	$0.78
Diluted earnings per share
Continuing operations	$0.14	$0.16	$0.31	$0.53
Net earnings	$0.23	$0.24	$0.57	$0.76
Shares used in calculations (in thousands)
Weighted average shares (basic)	145,380	144,743	145,073	144,472
Dilutive securities	2,150	2,673	1,399	4,057
Weighted average shares (diluted)	147,530	147,416	146,472	148,529

Schedule A (continued)

Ceridian Corporation and Subsidiaries

SUPPLEMENTARY FINANCIAL INFORMATION

CASH EARNINGS PER SHARE

(Not including unusual gains or losses or amortization of acquisition cost)

	Current Quarter		Year to Date
	2000	1999	2000	1999
Pro forma net earnings	$33.9	$34.9	$101.6	$112.4
Amortization of acquisition cost, net of income taxes	12.5	9.0	34.5	22.4
Pro forma cash earnings	46.4	43.9	136.1	134.8
Cash earnings per share (diluted)	$0.31	$0.30	$0.93	$0.91

Schedule B

Ceridian Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in millions)

	September 30, 2000	December 31, 1999
Cash and equivalents	$101.3	$58.5
Trade receivables	439.8	399.0
Other receivables	23.2	23.8
Other assets	1,600.3	1,513.9
Total assets	$2,164.6	$1,995.2
Debt	$555.8	$611.3
Drafts and customer funds payable	192.9	136.9
Other liabilities	459.6	404.3
Stockholders' equity	956.3	842.7
Total liabilities and stockholders' equity	$2,164.6	$1,995.2

The net assets of the discontinued operations of Arbitron are included in other assets.

Schedule C

Ceridian Corporation and Subsidiaries
Revenue Comparisons
Actual
($M)

	Third Quarter		Nine Months YTD
	2000	1999	2000	1999
Human Resource Services	$204.3	$208.0	$646.3	$605.3
Comdata Corporation	75.0	75.0	225.7	217.2
Total	$279.3	$283.0	$872.0	$822.5

Ceridian Corporation and Subsidiaries
Earnings Before Interest and Tax Comparisons
Actual
($M)

	Third Quarter		Nine Months YTD
	2000	1999	2000	1999
Human Resource Services	$20.5	$28.6	$37.8	$86.6
Comdata Corporation	22.4	18.7	54.1	48.8
Other	0.0	0.0	9.1	0.0
Total	$42.9	$47.3	$101.0	$135.4

Ceridian Corporation and Subsidiaries
Earnings Before Interest and Tax Comparisons (Pro Forma)
Excluding First Quarter 2000 Special Charges
Actual
($M)

	Third Quarter		Nine Months YTD
	2000	1999	2000	1999
Human Resource Services	$20.5	$28.6	$74.8	$86.6
Comdata Corporation	22.4	18.7	56.7	48.8
Other	0.0	0.0	0.0	0.0
Total	$42.9	$47.3	$131.5	$135.4

Schedule D

Ceridian Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Pro Forma)

EXCLUDING FIRST QUARTER 2000 SPECIAL CHARGES

(Unaudited)

(Dollars in millions, except per share data)

	For Periods Ended September 30, 2000
	Nine Months
	As Reported	Unusual Charges	Pro Forma
Revenue	$872.0		$872.0
Costs and Expenses
Cost of revenue	424.8		424.8
Selling, general and administrative	267.9		267.9
Research and development	46.1		46.1
Other expense (income)	32.2	$(30.5)	1.7
Total costs and expenses	771.0	(30.5)	740.5
Earnings before interest and taxes	101.0	30.5	131.5
Interest income	2.8		2.8
Interest expense	(29.9)		(29.9)
Earnings before income taxes	73.9	30.5	104.4
Income tax provision	28.7	11.8	40.5
Earnings from continuing operations	45.2	18.7	63.9
Discontinued operations	37.7		37.7
Net earnings	$82.9	$18.7	$101.6
Diluted earnings per share
Continuing operations	$0.31		$0.44
Net earnings	$0.57		$0.69
Shares used in calculations (in thousands)
Weighted average shares (basic)	145,073		145,073
Dilutive securities	1,399		1,399
Weighted average shares (diluted)	146,472		146,472

Schedule E

Ceridian Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Pro Forma)

EFFECTING THE SPIN-OFF AS OF 1/1/2000 AND EXCLUDING FIRST
QUARTER 2000 SPECIAL CHARGES

(Unaudited)

(Dollars in millions, except per share data)

2000 Quarterly Data	Q1	Q2	Q3	TD
Revenue	$309.6	$283.1	$279.3	872.0
Costs and Expenses
Cost of revenue	148.3	141.1	135.4	424.8
Selling, general and administrative	95.3	88.2	84.4	267.9
Research and development	15.1	15.2	15.8	46.1
Other expense (income)(1)	0.6	0.3	0.8	1.7
Total costs and expenses	259.3	244.8	236.4	740.5
Earnings before interest and taxes	50.3	38.3	42.9	131.5
Interest income	1.0	0.8	1.0	2.8
Interest expense(2)	(6.7)	(6.3)	(7.0)	(20.0)
Earnings before income taxes	44.6	32.8	36.9	114.3
Income tax provision(3)	18.1	13.3	15.0	46.4
Earnings from continuing operations	26.5	19.5	21.9	67.9
Diluted earnings per share	$0.18	$0.13	$0.15	$0.46
Shares used in calculations (in thousands)	145,525	146,755	147,530	146,472

(1)
Excluding first quarter 2000 special charges of $30.5 million.

(2)
Assumes debt retirement of $225.0 million from Arbitron spin-off financing and an average interest rate of 8% on remaining debt.

(3)
Assumes an effective tax rate of 40.6%.

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Ceridian Meets Third Quarter Earnings Expectations Arbitron Spin and Human Resources Recovery Are on Track —Earnings Outlook for 2000 Unchanged—